EXHIBIT 99.1

Hanmi Reports 2025 First Quarter Results

LOS ANGELES, April 22, 2025 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the first quarter of 2025.

Net income for the first quarter of 2025 was $17.7 million, or $0.58 per diluted share, unchanged from the fourth quarter of 2024. The return on average assets for the first quarter of 2025 was 0.94% and the return on average equity was 8.92%, compared with a return on average assets of 0.93% and a return on average equity of 8.89% for the fourth quarter of 2024.

CEO Commentary
“Our team delivered strong results in the first quarter with solid operating performance across all of our business lines,” said Bonnie Lee, President and Chief Executive Officer. “We achieved our third consecutive quarter of net interest margin expansion, up 11 basis points to 3.02%, primarily driven by lower funding costs.”

“Deposits increased 3% driven by new commercial accounts and contributions from our newly opened branches, a testament to our core relationship-based banking model. Loan production was solid, fueled by healthy originations in residential mortgages and our SBA business. Importantly, we maintained our strong credit quality, and continued to effectively manage our operating expenses, resulting in our best quarterly efficiency ratio since the fourth quarter of 2023.”

“Overall, our first quarter results were well-balanced and reflected continued growth and positive momentum, including the successful opening of a new branch in the Atlanta region. Despite elevated macroeconomic uncertainty, our team’s focus, discipline, and commitment to providing exceptional service and market leading products positions us well to deliver long-term value to our shareholders.”

First Quarter 2025 Highlights:

  First quarter net income was $17.7 million, or $0.58 per diluted share, unchanged from fourth quarter of 2024. Preprovision net revenues increased 5.9% from the prior quarter reflecting growth in net interest income, an expanding net interest margin, a solid contribution from fee-based activities, and disciplined expense management.
  Loans receivable were $6.28 billion at March 31, 2025, up 0.5% from the end of the fourth quarter of 2024; loan production for the first quarter was $345.9 million, with a weighted average interest rate of 7.35%, compared with loan production for the fourth quarter of $339.0 million, with a weighted average interest rate of 7.37%.
  Deposits were $6.62 billion at March 31, 2025, up 2.9% from the end of the fourth quarter of 2024; noninterest-bearing demand deposits at March 31, 2025 were 31.2% of total deposits.
  Net interest income for the first quarter was $55.1 million, up 3.1% from the fourth quarter of 2024. Net interest margin (taxable equivalent) increased 11 basis points to 3.02%; the average yield on loans declined two basis points to 5.95%, while the cost of interest-bearing deposits fell 27 basis points to 3.69%.
  Credit loss expense for the first quarter was $2.7 million, an increase from $0.9 million for the prior quarter. The allowance for credit losses increased $0.5 million to $70.6 million at March 31, 2025, or 1.12% of loans. For the first quarter, net loan charge-offs were $1.9 million, or 0.13% of average loans (annualized).
  Nonperforming loans were $35.6 million at March 31, 2025, or 0.57% of loans. Criticized loans decreased to $164.9 million, as special mention loans decreased to $118.4 million, while classified loans increased to $46.5 million.

For more information about Hanmi, please see the Q1 2025 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24

Net income	$17,672	$17,695	$14,892	$14,451	$15,164	$(23)	$2,508
Net income per diluted common share	$0.58	$0.58	$0.49	$0.48	$0.50	$-	$0.08

Assets	$7,729,035	$7,677,925	$7,712,299	$7,586,347	$7,512,046	$51,110	$216,989
Loans receivable	$6,282,189	$6,251,377	$6,257,744	$6,176,359	$6,177,840	$30,812	$104,349
Deposits	$6,619,475	$6,435,776	$6,403,221	$6,329,340	$6,376,060	$183,699	$243,415

Return on average assets	0.94%	0.93%	0.79%	0.77%	0.81%	0.01	0.13
Return on average stockholders' equity	8.92%	8.89%	7.55%	7.50%	7.90%	0.03	1.02

Net interest margin	3.02%	2.91%	2.74%	2.69%	2.78%	0.11	0.24
Efficiency ratio (1)	55.69%	56.79%	59.98%	62.24%	62.42%	-1.10	-6.73

Tangible common equity to tangible assets (2)	9.59%	9.41%	9.42%	9.19%	9.23%	0.18	0.36
Tangible common equity per common share (2)	$24.49	$23.88	$24.03	$22.99	$22.86	0.61	1.63

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income for the first quarter was $55.1 million, up 3.1% from $53.4 million for the fourth quarter of 2024. The increase was primarily due to a decrease in deposit interest expense from a decrease in deposit rates. The average rate paid on interest-bearing deposits for the fourth quarter decreased 27 basis points to 3.69% from 3.96% for the fourth quarter of 2024, primarily due to the decrease in the average cost of time deposits to 4.17% for the first quarter from 4.55% for the fourth quarter of 2024. The average balance of interest-bearing deposits increased to $4.46 billion for the first quarter of 2025 from $4.36 billion for the fourth quarter. The average balance of time deposits was $2.35 billion for the first quarter of 2025, essentially unchanged from the fourth quarter. The average balance of noninterest-bearing deposits for the first quarter decreased to $1.90 billion from $1.97 billion for the fourth quarter of 2024. Net interest margin (taxable equivalent) for the first quarter was 3.02%, up 11 basis points from 2.91% for the fourth quarter of 2024.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
Net Interest Income	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24

Interest and fees on loans receivable (1)	$90,887	$91,545	$92,182	$90,752	$91,674	-0.7%	-0.9%
Interest on securities	6,169	5,866	5,523	5,238	4,955	5.2%	24.5%
Dividends on FHLB stock	360	360	356	357	361	0.0%	-0.3%
Interest on deposits in other banks	1,841	2,342	2,356	2,313	2,604	-21.4%	-29.3%
Total interest and dividend income	$99,257	$100,113	$100,417	$98,660	$99,594	-0.9%	-0.3%

Interest on deposits	40,559	43,406	47,153	46,495	45,638	-6.6%	-11.1%
Interest on borrowings	2,024	1,634	1,561	1,896	1,655	23.9%	22.3%
Interest on subordinated debentures	1,582	1,624	1,652	1,649	1,646	-2.6%	-3.9%
Total interest expense	44,165	46,664	50,366	50,040	48,939	-5.4%	-9.8%
Net interest income	$55,092	$53,449	$50,051	$48,620	$50,655	3.1%	8.8%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
Average Earning Assets and Interest-bearing Liabilities	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Q1-25 vs. Q4-24	Q1-25 vs. Q1-24
Loans receivable (1)	$6,189,531	$6,103,264	$6,112,324	$6,089,440	$6,137,888	1.4%	0.8%
Securities	1,001,499	998,313	986,041	979,671	969,520	0.3%	3.3%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	176,028	204,408	183,027	180,177	201,724	-13.9%	-12.7%
Average interest-earning assets	$7,383,443	$7,322,370	$7,297,777	$7,265,673	$7,325,517	0.8%	0.8%

Demand: interest-bearing	$79,369	$79,784	$83,647	$85,443	$86,401	-0.5%	-8.1%
Money market and savings	2,037,224	1,934,540	1,885,799	1,845,870	1,815,085	5.3%	12.2%
Time deposits	2,345,346	2,346,363	2,427,737	2,453,154	2,507,830	0.0%	-6.5%
Average interest-bearing deposits	4,461,939	4,360,687	4,397,183	4,384,467	4,409,316	2.3%	1.2%
Borrowings	179,444	141,604	143,479	169,525	162,418	26.7%	10.5%
Subordinated debentures	130,718	130,567	130,403	130,239	130,088	0.1%	0.5%
Average interest-bearing liabilities	$4,772,101	$4,632,858	$4,671,065	$4,684,231	$4,701,822	3.0%	1.5%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,895,953	$1,967,789	$1,908,833	$1,883,765	$1,921,189	-3.7%	-1.3%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
Average Yields	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
and Rates	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Loans receivable (1)	5.95%	5.97%	6.00%	5.99%	6.00%	-0.02	-0.05
Securities (2)	2.49%	2.38%	2.27%	2.17%	2.07%	0.11	0.42
FHLB stock	8.92%	8.75%	8.65%	8.77%	8.87%	0.17	0.05
Interest-bearing deposits in other banks	4.24%	4.56%	5.12%	5.16%	5.19%	-0.32	-0.95
Interest-earning assets	5.45%	5.45%	5.48%	5.46%	5.47%	0.00	-0.02

Interest-bearing deposits	3.69%	3.96%	4.27%	4.27%	4.16%	-0.27	-0.47
Borrowings	4.57%	4.59%	4.33%	4.50%	4.10%	-0.02	0.47
Subordinated debentures	4.84%	4.97%	5.07%	5.07%	5.06%	-0.13	-0.22
Interest-bearing liabilities	3.75%	4.01%	4.29%	4.30%	4.19%	-0.26	-0.44

Net interest margin (taxable equivalent basis)	3.02%	2.91%	2.74%	2.69%	2.78%	0.11	0.24

Cost of deposits	2.59%	2.73%	2.97%	2.98%	2.90%	-0.14	-0.31

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the first quarter was $2.7 million, compared with $0.9 million for the fourth quarter of 2024. First quarter credit loss expense included a $2.4 million credit loss expense for loan losses and a $0.3 million credit loss expense for off-balance sheet items.

Noninterest income for the first quarter increased $0.3 million, or 5.0%, to $7.7 million from $7.4 million for the fourth quarter of 2024. The increase was primarily due to a $0.6 million increase on gains from the sale of SBA loans. Gains on sales of SBA loans were $2.0 million for the first quarter of 2025, compared with $1.4 million for the fourth quarter of 2024. The volume of SBA loans sold for the first quarter increased to $32.2 million from $21.6 million for the fourth quarter of 2024, while trade premiums were 7.82% for the first quarter of 2025 compared with 8.53% for the fourth quarter. Mortgage loans sold for the first quarter were $10.0 million, with a premium of 2.50%, compared with $18.3 million and 1.96% for the fourth quarter. Gains on mortgage loans sold were $0.2 million for the first quarter, compared with $0.3 million for the fourth quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
Noninterest Income	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Service charges on deposit accounts	$2,217	$2,192	$2,311	$2,429	$2,450	1.1%	-9.5%
Trade finance and other service charges and fees	1,396	1,364	1,254	1,277	1,414	2.3%	-1.3%
Servicing income	732	668	817	796	712	9.6%	2.8%
Bank-owned life insurance income	309	316	320	638	304	-2.2%	1.6%
All other operating income	897	1,037	1,008	908	928	-13.5%	-3.3%
Service charges, fees & other	5,551	5,577	5,710	6,048	5,808	-0.5%	-4.4%

Gain on sale of SBA loans	2,000	1,443	1,544	1,644	1,482	38.6%	35.0%
Gain on sale of mortgage loans	175	337	324	365	443	-48.1%	-60.5%
Gain on sale of bank premises	-	-	860	-	-	0.0%	0.0%
Total noninterest income	$7,726	$7,357	$8,438	$8,057	$7,733	5.0%	-0.1%

Noninterest expense for the first quarter increased $0.5 million to $35.0 million from $34.5 million for the fourth quarter of 2024. The increase was primarily due to a $1.6 million gain on the sale of an other-real-estate-owned property in the fourth quarter. Absent this gain, first quarter noninterest expense was down 3.2% sequentially due to decreases in professional fees, advertising and promotion, and other operating expenses, partially offset by a $0.5 million increase in salaries and benefits, which reflected seasonal first quarter increases. All other operating expenses decreased $0.7 million for the first quarter primarily due to the absence of a fourth quarter $0.5 million charge related to an SBA loan acquired in a previous acquisition. The efficiency ratio improved during the first quarter to 55.7%, compared with 56.8% for the fourth quarter of 2024.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Noninterest Expense
Salaries and employee benefits	$20,972	$20,498	$20,851	$20,434	$21,585	2.3%	-2.8%
Occupancy and equipment	4,450	4,503	4,499	4,348	4,537	-1.2%	-1.9%
Data processing	3,787	3,800	3,839	3,686	3,551	-0.3%	6.6%
Professional fees	1,468	1,821	1,492	1,749	1,893	-19.4%	-22.5%
Supplies and communication	517	551	538	570	601	-6.2%	-14.0%
Advertising and promotion	585	821	631	669	907	-28.7%	-35.5%
All other operating expenses	3,175	3,847	2,875	3,251	3,160	-17.5%	0.5%
Subtotal	34,954	35,841	34,725	34,707	36,234	-2.5%	-3.5%

Branch consolidation expense	-	-	-	301	-	0.0%	0.0%
Other real estate owned expense (income)	41	(1,588)	77	6	22	102.6%	86.4%
Repossessed personal property expense (income)	(11)	281	278	262	189	-103.9%	-105.8%
Total noninterest expense	$34,984	$34,534	$35,080	$35,276	$36,445	1.3%	-4.0%

Hanmi recorded a provision for income taxes of $7.4 million for the first quarter of 2025, compared with $7.6 million for the fourth quarter of 2024, representing an effective tax rate of 29.6% and 30.1%, respectively.

Financial Position
Total assets at March 31, 2025 increased 0.7%, or $51.1 million, to $7.73 billion from $7.68 billion at December 31, 2024. The increase reflected a $30.4 million increase in loans and a $24.2 million increase in cash, offset partially by a $7.6 million decrease in prepaid expenses and other assets.

Loans receivable, before allowance for credit losses, were $6.28 billion at March 31, 2025, up from $6.25 billion at December 31, 2024.

Loans held-for-sale were $11.8 million at March 31, 2025, up from $8.6 million at December 31, 2024. At the end of the first quarter, loans held-for-sale consisted of the guaranteed portion of SBA 7(a) loans.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Loan Portfolio
Commercial real estate loans	$3,975,651	$3,949,622	$3,932,088	$3,888,505	$3,878,677	0.7%	2.5%
Residential/consumer loans	979,536	951,302	939,285	954,209	970,362	3.0%	0.9%
Commercial and industrial loans	854,406	863,431	879,092	802,372	774,851	-1.0%	10.3%
Equipment finance	472,596	487,022	507,279	531,273	553,950	-3.0%	-14.7%
Loans receivable	6,282,189	6,251,377	6,257,744	6,176,359	6,177,840	0.5%	1.7%
Loans held for sale	11,831	8,579	54,336	10,467	3,999	37.9%	195.8%
Total	$6,294,020	$6,259,956	$6,312,080	$6,186,826	$6,181,839	0.5%	1.8%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2025	2024	2024	2024	2024
Composition of Loan Portfolio
Commercial real estate loans	63.1%	63.1%	62.3%	62.9%	62.7%
Residential/consumer loans	15.6%	15.2%	14.9%	15.4%	15.7%
Commercial and industrial loans	13.6%	13.8%	13.9%	13.0%	12.5%
Equipment finance	7.5%	7.8%	8.0%	8.5%	9.0%
Loans receivable	99.8%	99.9%	99.1%	99.8%	99.9%
Loans held for sale	0.2%	0.1%	0.9%	0.2%	0.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $345.9 million for the first quarter of 2025 with an average rate of 7.35%, while payoffs were $125.1 million during the quarter at an average rate of 6.40%.

Commercial real estate loan production for the first quarter of 2025 was $146.6 million. Commercial and industrial loan production was $42.3 million, SBA loan production was $55.2 million, equipment finance production was $46.7 million, and residential mortgage loan production was $55.0 million.

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2025	2024	2024	2024	2024
New Loan Production
Commercial real estate loans	$146,606	$146,716	$110,246	$87,632	$60,085
Residential/consumer loans	55,000	40,225	40,758	30,194	53,115
Commercial and industrial loans	42,344	60,159	105,086	59,007	50,789
Equipment finance	46,749	42,168	40,066	42,594	39,155
SBA loans	55,242	49,740	51,616	54,486	30,817
subtotal	345,941	339,008	347,772	273,913	233,961

Payoffs	(125,102)	(137,933)	(77,603)	(148,400)	(86,250)
Amortization	(90,743)	(60,583)	(151,674)	(83,640)	(90,711)
Loan sales	(42,193)	(67,852)	(43,868)	(42,945)	(55,321)
Net line utilization	(53,901)	(75,651)	9,426	1,929	(4,150)
Charge-offs & OREO	(3,190)	(3,356)	(2,668)	(2,338)	(2,123)

Loans receivable-beginning balance	6,251,377	6,257,744	6,176,359	6,177,840	6,182,434
Loans receivable-ending balance	$6,282,189	$6,251,377	$6,257,744	$6,176,359	$6,177,840

Deposits were $6.62 billion at the end of the first quarter of 2025, up $183.7 million, or 2.9%, from $6.44 billion at the end of the prior quarter. Driving the change was a $140.4 million increase in money market and savings deposits and a $72.8 million increase in time deposits, partially offset by a $30.0 million decrease in noninterest-bearing demand deposits. Noninterest-bearing demand deposits represented 31.2% of total deposits at March 31, 2025 and the loan-to-deposit ratio was 94.9%.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Deposit Portfolio
Demand: noninterest-bearing	$2,066,659	$2,096,634	$2,051,790	$1,959,963	$1,933,060	-1.4%	6.9%
Demand: interest-bearing	80,790	80,323	79,287	82,981	87,374	0.6%	-7.5%
Money market and savings	2,073,943	1,933,535	1,898,834	1,834,797	1,859,865	7.3%	11.5%
Time deposits	2,398,083	2,325,284	2,373,310	2,451,599	2,495,761	3.1%	-3.9%
Total deposits	$6,619,475	$6,435,776	$6,403,221	$6,329,340	$6,376,060	2.9%	3.8%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2025	2024	2024	2024	2024
Composition of Deposit Portfolio
Demand: noninterest-bearing	31.2%	32.6%	32.0%	31.0%	30.3%
Demand: interest-bearing	1.2%	1.2%	1.2%	1.3%	1.4%
Money market and savings	31.3%	30.0%	29.7%	29.0%	29.2%
Time deposits	36.3%	36.2%	37.1%	38.7%	39.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at March 31, 2025 was $751.5 million, up $19.3 million from $732.2 million at December 31, 2024. The increase included $9.5 million in net income, net of dividends paid, for the first quarter. In addition, the increase in stockholders' equity included a $10.4 million decrease in unrealized after-tax losses on securities available for sale, and a $0.3 million decrease in unrealized after-tax losses on cash flow hedges, due to changes in interest rates during the first quarter of 2025. Hanmi also repurchased 50,000 shares of common stock at a cost of $1.1 million, for an average share price of $22.49, during the quarter. At March 31, 2025, 1,180,500 shares remain under Hanmi’s share repurchase program. Tangible common stockholders’ equity was $740.5 million, or 9.59% of tangible assets at March 31, 2025 compared with $721.1 million, or 9.41% of tangible assets at the end of the prior quarter. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continues to exceed the minimum for the “well capitalized” category. At March 31, 2025, Hanmi’s preliminary common equity tier 1 capital ratio was 12.13% and its total risk-based capital ratio was 15.29%, compared with 12.11% and 15.24%, respectively, at the end of the prior quarter.

	As of					Ratio Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.29%	15.24%	15.03%	15.24%	15.20%	0.05	0.09
Tier 1 risk-based capital	12.47%	12.46%	12.29%	12.46%	12.40%	0.01	0.07
Common equity tier 1 capital	12.13%	12.11%	11.95%	12.11%	12.05%	0.02	0.08
Tier 1 leverage capital ratio	10.67%	10.63%	10.56%	10.51%	10.36%	0.04	0.31
Hanmi Bank
Total risk-based capital	14.48%	14.43%	14.27%	14.51%	14.50%	0.05	-0.02
Tier 1 risk-based capital	13.35%	13.36%	13.23%	13.47%	13.44%	-0.01	-0.09
Common equity tier 1 capital	13.35%	13.36%	13.23%	13.47%	13.44%	-0.01	-0.09
Tier 1 leverage capital ratio	11.49%	11.47%	11.43%	11.41%	11.29%	0.02	0.20

(1) Preliminary ratios for March 31, 2025

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.28% of loans at the end of the first quarter of 2025, compared with 0.30% at the end of the prior quarter.

Criticized loans totaled $164.9 million at March 31, 2025, down from $165.3 million at the end of the fourth quarter of 2024. The $0.4 million decrease resulted from a $21.2 million decrease in special mention loans, partially offset by a $20.8 million increase in classified loans. The $21.2 million decrease in special mention loans included loan upgrades of $20.5 million and amortization/paydowns of $0.9 million, offset by additions of $0.2 million. The $20.8 million increase in classified loans resulted from $22.8 million of loan downgrades and $3.4 million of equipment financing downgrades. Loan downgrades were primarily the result of a $20.0 million syndicated commercial real estate office loan designated as nonaccrual during the first quarter of 2025. Additions were offset by $2.7 million of equipment financing  charge-offs, $1.1 million of payoffs, $1.0 million of amortization/paydowns, $0.3 million of loan charge-offs and $0.3 million of loan upgrades.

Nonperforming loans were $35.6 million at March 31, 2025, up from $14.3 million at the end of the prior quarter. The $21.3 million increase primarily reflects additions of $26.1 million, offset by charge-offs of $3.0 million, pay-offs of $0.8 million, $0.9 million in paydowns, and loan upgrades of $0.1 million. Additions included $23.0 million of loans and $3.1 million of equipment financing agreements. Loan additions were driven primarily by the previously mentioned $20.0 million commercial real estate loan designated as nonaccrual during the first quarter of 2025.

Nonperforming assets were $35.7 million at March 31, 2025, up from $14.4 million at the end of the prior quarter. As a percentage of total assets, nonperforming assets were 0.46% at March 31, 2025, and 0.19% at the end of the prior quarter.

Gross charge-offs for the first quarter of 2025 were $3.2 million, compared with $3.4 million for the preceding quarter. Charge-offs included $2.8 million on equipment financing agreements. Recoveries of previously charged-off loans were $1.3 million in the first quarter of 2025, which included $0.8 million of recoveries on equipment financing agreements. As a result, there were $1.9 million of net charge-offs for the first quarter of 2025, compared to net recoveries of $0.1 million for the prior quarter.

The allowance for credit losses was $70.6 million at March 31, 2025, compared with $70.1 million at December 31, 2024. Specific allowances for loans increased $5.6 million because of a $6.2 million specific allowance on the previously mentioned $20.0 million commercial real estate loan designated as nonaccrual during the first quarter of 2025, and collectively evaluated allowances decreased $5.2 million. The ratio of the allowance for credit losses to loans was 1.12% at March 31, 2025 and at the end of the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-25	Q1-25
	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$17,312	$18,454	$15,027	$13,844	$15,839	$(1,142)	$1,473
Delinquent loans to total loans	0.28%	0.30%	0.24%	0.22%	0.26%	(0.02)	0.02

Criticized loans:
Special mention	$118,380	$139,612	$131,575	$36,921	$62,317	$(21,232)	$56,063
Classified	46,519	25,683	28,377	33,945	23,670	20,836	22,849
Total criticized loans (1)	$164,899	$165,295	$159,952	$70,866	$85,987	$(396)	$78,912

Criticized loans to total loans	2.62%	2.64%	2.56%	1.15%	1.39%	(0.02)	1.23

Nonperforming assets:
Nonaccrual loans	$35,459	$14,272	$15,248	$19,245	$14,025	$21,187	$21,434
Loans 90 days or more past due and still accruing	112	-	242	-	-	112	112
Nonperforming loans (2)	35,571	14,272	15,490	19,245	14,025	21,299	21,546
Other real estate owned, net	117	117	772	772	117	-	-
Nonperforming assets (3)	$35,688	$14,389	$16,262	$20,017	$14,142	$21,299	$21,546

Nonperforming assets to assets (2)	0.46%	0.19%	0.21%	0.26%	0.19%	0.27	0.27
Nonperforming loans to total loans	0.57%	0.23%	0.25%	0.31%	0.23%	0.34	0.34

(1) Includes nonaccrual loans of $34.4 million, $13.4 million, $13.6 million, $18.4 million, and $14.0 million as of Q1-25, Q4-24, Q3-24, Q2-24, and Q1-24, respectively.
(2) Excludes a $27.2 million nonperforming loan held-for-sale as of September 30, 2024.
(3) Excludes repossessed personal property of $0.7 million, $0.6 million, $1.2 million, $1.2 million, and $1.3 million as of Q1-25, Q4-24, Q3-24, Q2-24, and Q1-24, respectively.

	As of or for the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2025	2024	2024	2024	2024
Allowance for credit losses related to loans:
Balance at beginning of period	$70,147	$69,163	$67,729	$68,270	$69,462
Credit loss expense (recovery) on loans	2,396	855	2,312	1,248	404
Net loan (charge-offs) recoveries	(1,946)	129	(878)	(1,789)	(1,596)
Balance at end of period	$70,597	$70,147	$69,163	$67,729	$68,270

Net loan charge-offs (recoveries) to average loans (1)	0.13%	-0.01%	0.06%	0.12%	0.10%
Allowance for credit losses to loans	1.12%	1.12%	1.11%	1.10%	1.11%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,074	$1,984	$2,010	$2,297	$2,474
Credit loss expense (recovery) on off-balance sheet items	325	90	(26)	(287)	(177)
Balance at end of period	$2,399	$2,074	$1,984	$2,010	$2,297

Unused commitments to extend credit	$896,282	$782,587	$739,975	$795,391	$792,769

(1) Annualized

Corporate Developments
On January 28, 2025, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2025 first quarter of $0.27 per share. Hanmi paid the dividend on February 26, 2025, to stockholders of record as of the close of business on February 10, 2025.

Earnings Conference Call
Hanmi Bank will host its first quarter 2025 earnings conference call today, April 22, 2025, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental policies;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of and changes in the methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2025	2024	Change	2024	Change
Assets
Cash and due from banks	$329,003	$304,800	7.9%	$256,038	28.5%
Securities available for sale, at fair value	907,011	905,798	0.1%	872,190	4.0%
Loans held for sale, at the lower of cost or fair value	11,831	8,579	37.9%	3,999	195.8%
Loans receivable, net of allowance for credit losses	6,211,592	6,181,230	0.5%	6,109,570	1.7%
Accrued interest receivable	23,536	22,937	2.6%	23,032	2.2%
Premises and equipment, net	20,866	21,404	-2.5%	21,952	-4.9%
Customers' liability on acceptances	552	1,226	-55.0%	161	242.9%
Servicing assets	6,422	6,457	-0.5%	6,890	-6.8%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,074	-0.4%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	57,476	57,168	0.5%	56,639	1.5%
Prepaid expenses and other assets	133,330	140,910	-5.4%	134,116	-0.6%
Total assets	$7,729,035	$7,677,925	0.7%	$7,512,046	2.9%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,066,659	$2,096,634	-1.4%	$1,933,060	6.9%
Interest-bearing	4,552,816	4,339,142	4.9%	4,443,000	2.5%
Total deposits	6,619,475	6,435,776	2.9%	6,376,060	3.8%
Accrued interest payable	29,646	34,824	-14.9%	38,007	-22.0%
Bank's liability on acceptances	552	1,226	-55.0%	161	242.9%
Borrowings	117,500	262,500	-55.2%	172,500	-31.9%
Subordinated debentures	130,799	130,638	0.1%	130,165	0.5%
Accrued expenses and other liabilities	79,578	80,787	-1.5%	92,053	-13.6%
Total liabilities	6,977,550	6,945,751	0.5%	6,808,946	2.5%

Stockholders' equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	591,942	591,069	0.1%	587,687	0.7%
Accumulated other comprehensive income	(60,002)	(70,723)	15.2%	(76,890)	22.0%
Retained earnings	360,289	350,869	2.7%	326,526	10.3%
Less treasury stock	(140,778)	(139,075)	-1.2%	(134,257)	-4.9%
Total stockholders' equity	751,485	732,174	2.6%	703,100	6.9%
Total liabilities and stockholders' equity	$7,729,035	$7,677,925	0.7%	$7,512,046	2.9%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2025	2024	Change	2024	Change
Interest and dividend income:
Interest and fees on loans receivable	$90,887	$91,545	-0.7%	$91,674	-0.9%
Interest on securities	6,169	5,866	5.2%	4,955	24.5%
Dividends on FHLB stock	360	360	0.0%	361	-0.3%
Interest on deposits in other banks	1,841	2,342	-21.4%	2,604	-29.3%
Total interest and dividend income	99,257	100,113	-0.9%	99,594	-0.3%
Interest expense:
Interest on deposits	40,559	43,406	-6.6%	45,638	-11.1%
Interest on borrowings	2,024	1,634	23.9%	1,655	22.3%
Interest on subordinated debentures	1,582	1,624	-2.6%	1,646	-3.9%
Total interest expense	44,165	46,664	-5.4%	48,939	-9.8%
Net interest income before credit loss expense	55,092	53,449	3.1%	50,655	8.8%
Credit loss expense	2,721	945	187.9%	227	1098.7%
Net interest income after credit loss expense	52,371	52,504	-0.3%	50,428	3.9%
Noninterest income:
Service charges on deposit accounts	2,217	2,192	1.1%	2,450	-9.5%
Trade finance and other service charges and fees	1,396	1,364	2.3%	1,414	-1.3%
Gain on sale of Small Business Administration ("SBA") loans	2,000	1,443	38.6%	1,482	35.0%
Other operating income	2,113	2,358	-10.4%	2,387	-11.5%
Total noninterest income	7,726	7,357	5.0%	7,733	-0.1%
Noninterest expense:
Salaries and employee benefits	20,972	20,498	2.3%	21,585	-2.8%
Occupancy and equipment	4,450	4,503	-1.2%	4,537	-1.9%
Data processing	3,787	3,800	-0.3%	3,551	6.6%
Professional fees	1,468	1,821	-19.4%	1,893	-22.5%
Supplies and communications	517	551	-6.2%	601	-14.0%
Advertising and promotion	585	821	-28.7%	907	-35.5%
Other operating expenses	3,205	2,540	26.2%	3,371	-4.9%
Total noninterest expense	34,984	34,534	1.3%	36,445	-4.0%
Income before tax	25,113	25,327	-0.8%	21,716	15.6%
Income tax expense	7,441	7,632	-2.5%	6,552	13.6%
Net income	$17,672	$17,695	-0.1%	$15,164	16.5%

Basic earnings per share:	$0.59	$0.59		$0.50
Diluted earnings per share:	$0.58	$0.58		$0.50

Weighted-average shares outstanding:
Basic	29,937,660	29,933,644		30,119,646
Diluted	30,058,248	30,011,773		30,119,646
Common shares outstanding	30,233,514	30,195,999		30,276,358

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,189,531	$90,887	5.95%	$6,103,264	$91,545	5.97%	$6,137,888	$91,674	6.00%
Securities (2)	1,001,499	6,169	2.49%	998,313	5,866	2.38%	969,520	4,955	2.07%
FHLB stock	16,385	360	8.92%	16,385	360	8.75%	16,385	361	8.87%
Interest-bearing deposits in other banks	176,028	1,841	4.24%	204,408	2,342	4.56%	201,724	2,604	5.19%
Total interest-earning assets	7,383,443	99,257	5.45%	7,322,370	100,113	5.45%	7,325,517	99,594	5.47%

Noninterest-earning assets:
Cash and due from banks	53,670			54,678			58,382
Allowance for credit losses	(69,648)			(69,291)			(69,106)
Other assets	249,148			246,744			244,700

Total assets	$7,616,613			$7,554,501			$7,559,493

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$79,369	$27	0.14%	$79,784	$26	0.13%	$86,401	$30	0.14%
Money market and savings	2,037,224	16,437	3.27%	1,934,540	16,564	3.41%	1,815,085	16,553	3.67%
Time deposits	2,345,346	24,095	4.17%	2,346,363	26,816	4.55%	2,507,830	29,055	4.66%
Total interest-bearing deposits	4,461,939	40,559	3.69%	4,360,687	43,406	3.96%	4,409,316	45,638	4.16%
Borrowings	179,444	2,024	4.57%	141,604	1,634	4.59%	162,418	1,655	4.10%
Subordinated debentures	130,718	1,582	4.84%	130,567	1,624	4.97%	130,088	1,646	5.06%
Total interest-bearing liabilities	4,772,101	44,165	3.75%	4,632,858	46,664	4.01%	4,701,822	48,939	4.19%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,895,953			1,967,789			1,921,189
Other liabilities	144,654			162,064			164,524
Stockholders' equity	803,905			791,790			771,958

Total liabilities and stockholders' equity	$7,616,613			$7,554,501			$7,559,493

Net interest income		$55,092			$53,449			$50,655

Cost of deposits			2.59%			2.73%			2.90%
Net interest spread (taxable equivalent basis)			1.70%			1.44%			1.28%
Net interest margin (taxable equivalent basis)			3.02%			2.91%			2.78%

(1) Includes average loans held for sale.
(2) Income calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2025	2024	2024	2024	2024
Assets	$7,729,035	$7,677,925	$7,712,299	$7,586,347	$7,512,046
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,048)	(11,074)
Tangible assets	$7,718,004	$7,666,894	$7,701,268	$7,575,299	$7,500,972

Stockholders' equity (1)	$751,485	$732,174	$736,709	$707,059	$703,100
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,048)	(11,074)
Tangible stockholders' equity (1)	$740,454	$721,143	$725,678	$696,011	$692,026

Stockholders' equity to assets	9.72%	9.54%	9.55%	9.32%	9.36%
Tangible common equity to tangible assets (1)	9.59%	9.41%	9.42%	9.19%	9.23%

Common shares outstanding	30,233,514	30,195,999	30,196,755	30,272,110	30,276,358
Tangible common equity per common share	$24.49	$23.88	$24.03	$22.99	$22.86

(1) There were no preferred shares outstanding at the periods indicated.

Preprovision Net Revenues

Preprovision net revenues is supplemental financial information determined by a method other than in accordance with U.S. GAAP. This non-GAAP measure is used by management to measure Hanmi’s core operational performance, excluding the impact of provisions for loan losses. By isolating preprovision net revenues, management can better understand the Company’s true profitability and make more informed strategic decisions. Preprovision net revenues is calculated adding income tax expense and credit loss expense to net income. Management believes this financial measure highlights the Company's revenue activities and operational efficiency, excluding unpredictable loan loss provisions.

The following table details the Company's preprovision net revenues, which are non-GAAP measures, for the periods indicated:

Preprovision Net Revenues (Unaudited)
(In thousands, except percentages)

						Amount Change
Hanmi Financial	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-25	Q1-25
Corporation	2025	2024	2024	2024	2024	vs. Q4-24	vs. Q1-24
Net income	$17,672	$17,695	$14,892	$14,451	$15,164
Add back:
Credit loss expense	2,721	945	2,286	961	227
Income tax expense	7,441	7,632	6,231	5,989	6,552
Preprovision net revenues	$27,834	$26,272	$23,409	$21,401	$21,943	5.9%	26.8%